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                                                                 Exhibit 99.1

                            [SOLUTIA LETTERHEAD]


FOR IMMEDIATE RELEASE

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                           Contacts: Media - Beth Rusert 314-674-8527
                                     Financial - Liesl Livingston 314-674-7777



  ALABAMA SUPREME COURT AFFIRMS LOWER COURT RULING ON RECUSAL MOTION


        ST. LOUIS, Feb. 26, 2003 - Solutia Inc. (NYSE:SOI) announced that the Alabama Supreme Court today affirmed the Nov. 8, 2002 decision of a State Circuit Court Judge not to grant the company's motion seeking recusal (replacement) of Judge R. Joel Laird, Jr., the presiding judge in the current Abernathy trial over PCB issues in Anniston, Alabama.

        "While we filed this motion based on a concern over an appearance of bias by the judge, we respect the decision rendered in this matter by the court. From the start of the Abernathy case we have sought a fair and impartial forum in which to present our strong legal and factual defenses. There are substantive issues of law and fact that will determine the outcome of this case, not the recusal decision," said Jeffry N. Quinn, Solutia's Senior V.P. and General Counsel. "The company is currently considering its options in light of this decision," Quinn added.

        Solutia remains committed to an effective, safe and permanent cleanup of PCBs in Anniston. To date the company has spent over $50 million on cleanup related activities in the Anniston area.


                                  -more-


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        To build on this work, a comprehensive Consent Decree between
Solutia and the U.S. government was filed in federal court in Birmingham, Ala., on Oct. 23, 2002. The Consent Decree, which awaits approval by the federal judge, includes an expedited cleanup of residential properties. Solutia is eager to move forward under the terms of the consent decree, which provides the best and most rapid way to achieve an effective, permanent PCB cleanup in Anniston.

        For more information on Solutia's cleanup work in Anniston, visit http://www.solutia.com/anniston.


CORPORATE PROFILE
        Solutia (http://www.Solutia.com) uses world-class skills in applied chemistry to create value-added solutions for customers, whose products improve the lives of consumers every day. Solutia is a world leader in performance films for laminated safety glass and after-market applications; process development and scale-up services for pharmaceutical fine chemicals; specialties such as water treatment chemicals, heat transfer fluids and aviation hydraulic fluid and an integrated family of nylon products including high-performance polymers and fibers.
Solutia.... Solutions For A Better Life.


                           -oOo-

Source: Solutia Inc.
St. Louis
Date 02/26/03